                                                                    EXHIBIT 99.1

Company Contact:                                  Investor Relations:
John Higgins                                      Ina McGuinness or Bruce Voss
Chief Financial Officer                           Lippert/Heilshorn & Associates
(650) 843-2800                                    (310) 691-7100
jhiggins@connetics.com                            imcguinness@lhai.com


                 CONNETICS REPORTS FIRST QUARTER EPS OF $0.05,
                 PRODUCT REVENUES INCREASE 65% TO $23.6 MILLION

      Company Raises 2004 Sales Guidance for All Three of its Products and
                  Introduces Second Quarter Financial Guidance


PALO ALTO, Calif. (May 4, 2004) - Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today reported net income for the first quarter ended March 31, 2004 of $1.9 million, or $0.05 per share on a fully diluted basis. This compares with a net loss for the 2003 first quarter of $5.4 million, or $0.17 per share.

Total revenues for the first quarter of 2004 increased 63% to $25.0 million, compared with total revenues of $15.3 million for the first quarter of 2003. Product revenues for the quarter were $23.6 million, including $19.8 million in sales of OLUX(R) and Luxiq(R), an increase of 39% over sales of $14.3 million for those two products in the first quarter of 2003. In addition, the Company booked $3.6 million in sales of Soriatane(R) during the first quarter of 2004. Connetics acquired exclusive U.S. rights to Soriatane(R)-brand acitretin from Hoffmann-La Roche, Inc. on March 4, 2004 and therefore there are no comparative 2003 sales figures. Contract and royalty revenues for the first quarter of 2004 were $1.4 million, compared with $1.0 million for the first quarter of 2003.

Selling, general and administrative costs increased to $15.1 million in the first quarter of 2004, compared with $10.7 million in the first quarter of 2003, due primarily to costs associated with an expanded sales force and Soriatane-related costs. Research and development expenses for the first quarter of 2004 were $4.3 million, down from $8.5 million in the first quarter 2003. The decrease in R&D expenses is primarily due to lower clinical trial expenses as a result of the completion of the Extina(R), Actiza(TM) and Velac(R) pivotal trials in 2003.

Effective with the first quarter of 2004, Connetics is including on the balance sheet certain manufacturing support and quality assurance costs as capitalized finished goods inventory and prepaid sample costs. These costs had previously been classified as R&D expense. These costs will be charged to the income statement either as cost of goods sold upon the sale of finished goods, or to SG&A expense upon the distribution of product samples. In the first quarter of 2004, $763,000 in net income, or approximately $0.02 per diluted share, is attributable to capitalizing these costs in inventory and prepaid samples. The Company has determined that the effect of accounting for these costs as inventory and prepaid samples would not have a material impact on its financial statements in any prior quarterly or annual period.
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FIRST QUARTER HIGHLIGHTS

Highlights of the 2004 first quarter and subsequent weeks include:

o Announcing the positive outcome of Phase III clinical trials evaluating Velac, a first-in-class, once-daily combination treatment for acne;

o Completing the acquisition of exclusive U.S. rights to Soriatane, a once-daily oral treatment for severe psoriasis in adults;

o Entering a co-promotion agreement with UCB Pharma, Inc. to market OLUX and Luxiq to a select group of primary care physicians (PCPs). Connetics sales and marketing activities will continue to focus on dermatologists while UCB will be educating this group of PCPs on these two Connetics products;

o Presenting 11 scientific posters at the American Academy of Dermatology's 62nd annual meeting;

o Closing a 3.0 million share common stock private placement that generated gross proceeds of $60.8 million to help fund the acquisition of Soriatane;

o    Receiving notice of acceptance by the U.S. Food and Drug Administration
     (FDA) of the Company's New Drug Application (NDA) for Actiza, a potential new topical treatment for acne in the VersaFoam(TM) delivery system. The FDA set the PDUFA date as October 26, 2004;

o Receiving notice of acceptance by the FDA of the NDA filing for Extina, a potential new treatment for seborrheic dermatitis in the VersaFoam delivery system. The FDA set the PDUFA date as September 24, 2004.

"Our business operations so far this year encompass a broad range of accomplishments that we believe will continue our rapid growth and development," said Thomas Wiggans, President and CEO. "Based on our sales and marketing initiatives, coupled with our important new partnership with UCB, we project prescriptions for OLUX and Luxiq will continue to grow into 2005. With our acquisition of Soriatane, we now have a broad range of products for the treatment of all levels of psoriasis severity. We believe there is a real opportunity to expand the market for oral treatments for psoriasis by providing Soriatane information and support to dermatologists and their patients."

"Finally, with two NDAs filed and a projected third quarter NDA filing for Velac, we are in position to launch three new products within the next 18 months. We remain very optimistic about the prospects for continued growth of our current brands, and are actively undertaking preparations for the potential launch of new products," Wiggans continued.

INCREASED 2004 REVENUE AND EARNINGS GUIDANCE; SECOND QUARTER GUIDANCE

Based on Company expectations for continued prescription growth for its core products OLUX and Luxiq, as well as sales of Soriatane above expectations since the time of acquisition, Connetics raised 2004 financial guidance. Product revenues are now expected to be $126 million to $134 million, with sales of OLUX and Luxiq totaling $87 million to $91 million. This compares with prior guidance for product revenues of $114 million to $122 million, including $82 million to $86 million for OLUX and Luxiq. Total revenues (which include royalties and contract payments) are expected to be $128 million to $137 million.
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Connetics projects total operating expenses for 2004 will be $87.5 million to
$89.5 million, reflecting increased expenses associated with the co-promotional activities of UCB for OLUX and Luxiq, and additional marketing costs to support pre-launch activities for its products. Based on the successful outcome of Phase III trials for Velac, Connetics projects it will make a $3.5 million milestone payment to Yamanouchi in the third quarter (concurrent with the projected submission of the Velac NDA). Diluted earnings per share for 2004 are projected to be $0.33 to $0.37, including new guidance of a $0.10 per share charge in the third quarter for the $3.5 million milestone payment to Yamanouchi.

For the second quarter 2004, the Company projects total revenue of $31.5 million to $34.0 million, including OLUX and Luxiq product revenues of $21 million to $22 million. Second quarter operating expenses are projected to be $22.5 million to $24.0 million. Diluted earnings per share for the second quarter are projected to be $0.06 to $0.08.

This guidance is based on information currently available to the Company.

CONFERENCE CALL

Connetics will host a conference call to discuss first quarter financial results and revised financial guidance today, beginning at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. To participate in the live call by telephone, domestic callers should dial (888) 328-2575, and international callers should dial (706) 643-0459. To listen to the conference call live via the Internet, go to the investor relations section of www.connetics.com. A telephone replay will be available for 48 hours beginning today at 6:30 p.m. Eastern Time/3:30 p.m. Pacific Time. To access the replay from the U.S., please dial (800) 642-1687; and from outside the U.S. please dial (706) 645-9291. Enter the Conference ID# 6756090. The Internet replay of the call will be available for 30 days at www.connetics.com.

ABOUT CONNETICS

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company's marketed products are OLUX(R) (clobetasol propionate) Foam, 0.05%, Luxiq(R) (betamethasone valerate) Foam, 0.12%, and Soriatane(R) (acitretin) capsules, 10 mg and 25 mg. Connetics is developing Extina(R), a foam formulation of the antifungal drug ketoconazole, Actiza(TM), a foam formulation of clindamycin for treating acne, and Velac(R), a combination of clindamycin and tretinoin for treating acne. Connetics has branded its innovative foam drug delivery vehicle VersaFoam(TM). These formulations aim to improve the management of dermatological diseases and provide significant product differentiation, and have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

SAFE HARBOR STATEMENT

Except for historical information, this press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Connetics expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements about projected earnings, the revenue and earnings potential for the Company's products, and the timing of milestone payments and future FDA approvals, if any. These statements are based on certain assumptions made by Connetics' management based on experience and perception of historical trends, current conditions, expected future developments and other factors it believes are


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appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics' control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Any such projections or statements include Connetics' current views with respect to future events and financial performance, and results of operations may fluctuate from period to period. No assurances can be given, however, that these events will occur or that such results will be achieved. In particular, Connetics faces risks and uncertainties that one or more of its product candidates Extina, Actiza and Velac may not be approved by the FDA in the timeframes projected, if at all; that Soriatane and the Company's other products may not produce the projected revenues and earnings; that sales may decline if generic or branded competitors enter the market; and that initial marketing success for Soriatane may or may not be achieved or may not be sustainable. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics' Annual Report on Form 10-K filed on March 15, 2004. Forward-looking statements represent the judgment of the Company's management as of the date of this release, and Connetics' disclaims any intent or obligation to update any forward-looking statements.

NOTE: Full prescribing information for any Connetics prescription product is available by contacting the Company.
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                              CONNETICS CORPORATION
                Condensed Consolidated Statements of Operations
                    (In thousands, except per share amounts)
                                   (unaudited)

                                                     THREE MONTHS ENDED
                                                          MARCH 31,
                                                   ----------------------
                                                     2004          2003
                                                   --------      --------
Revenues:
     Product                                       $ 23,566      $ 14,311
     Contract and royalty                             1,416         1,000
                                                   --------      --------
Total revenues                                       24,982        15,311

Operating costs and expenses:
     Cost of product revenues                         1,568         1,072
     Selling, general and administrative             15,072        10,682
     Research and development                         4,286         8,451
      Depreciation and amortization                   1,648           588
                                                   --------      --------
      Total operating costs and expenses             22,574        20,793

Net interest and other income/(expense)                (292)          178
Income tax benefit (expense)                           (243)          (77)
                                                   --------      --------
Net earnings/(loss)                                $  1,873      $ (5,381)
                                                   --------      --------
BASIC EARNINGS PER SHARE

Net earnings/(loss) per basic share                $   0.06      $  (0.17)
                                                   ========      ========

Shares used to calculate basic net earnings
     (loss) per share                                33,587        31,286

DILUTED EARNINGS PER SHARE
Net earnings/(loss) per diluted share              $   0.05      $  (0.17)
                                                   ========      ========
Shares used to calculate diluted net earnings
      (loss) per share                               35,887        31,286

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                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (unaudited)

                                     ASSETS
Assets:
     Cash, cash equivalents and short-term investments     $ 44,143     $114,966
     Accounts receivables and other current assets           18,453        7,408
     Soriatane asset, net                                   126,559         --
     Property and equipment, net                              5,608        5,628
     Other long-term assets                                  17,512       17,895
                                                           --------     --------

       Total assets                                        $212,275     $145,897
                                                           ========     ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities and stockholders'equity:
     Current liabilities                                   $ 16,869     $ 10,127
     Other liabilities                                       90,016       90,016
     Stockholders' equity                                   105,390       45,754
                                                           --------     --------

       Total liabilities and stockholders' equity          $212,275     $145,897
                                                           ========     ========